MORGENSTERN & ALEXANDER
                   CERTIFIED PUBLIC ACCOUNTANTS
                     350 Broadway, 4th Floor
                     New York, NY 10013-3911
                       TEL: (212) 925-9490
                       FAX: (212)226-9134




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Shareholders and Board of Directors
Maxam Gold Corporation and subsidiary


     We have issued our report dated May 20, 1997, accompanying the consolidated financial statements of Maxam Gold Corporation and subsidiary contained in the SB-2 Registration Statement. We consent tot eh use of the aforementioned report in the SB-2 Registration Statement and to the use of our name as it appears under the caption "Experts".


                              /s/ Morgenstern & Alexander
                              Morgenstern & Alexander
                              Certified Public Accountants


New York, New York
October 20, 1997